Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS FIRST QUARTER 2005 RESULTS

MELVILLE, N.Y. - MAY 11, 2005--Chyron Corporation (OTCBB: CYRO) today announced that for its first quarter, during which its new microcasting and digital displays product, ChyTV, was launched, the Company generated revenues of $6.0 million and incurred a net loss of $0.3 million, or $.01 per share. The Company's new microcasting and digital displays product, ChyTV, was launched in the quarter and net costs associated with it accounted for the quarter's net loss, with the remainder of the Company's business approximately breaking even.

Revenues for the first quarter were slightly higher than the $5.8 million reported for the same quarter last year, with substantially no sales contribution from the new ChyTV product. ChyTV was debuted in March at the NSCA Show in Orlando and in April, subsequent to the end of the first quarter, at the Las Vegas annual meeting of the National Association of Broadcasters, where it was met with considerable enthusiasm and won a prestigious "Pick Hit" of the Show award from Video Systems Magazine.

CEO and President Michael Wellesley-Wesley commented, "Despite our somewhat muted first-quarter performance we remain confident that the improving trend in our operating metrics is gaining momentum. Several broadcast graphics orders that were expected to close in the first quarter were deferred until after the NAB tradeshow in early April. These orders have since been received, so we look forward to the medium term with some confidence. The launch of ChyTV went smoothly, and we remain convinced that ChyTV represents an important element in our future. The initial costs of this new product line are merely the necessary price we have to pay to move Chyron into the microcasting and digital displays business."

The net loss for the first quarter represented a downtick compared to net income of $0.3 million, or $.01 per share, for the first quarter of 2004, generated entirely from the real-time broadcast graphics business. Most of the previous year's first-quarter net income resulted from a gain on the sale of marketable securities of $0.2 million.

Gross margins for this year's first quarter were 59 percent compared to 61 percent in last year's comparable quarter. The gross margin variance was primarily due to differences in product mix and slightly lower average selling prices on certain products.

Operating expenses of $3.7 million for the first quarter of 2005 were $0.4 million higher than the first quarter of 2004, primarily due to expenditures of $0.3 million related to the microcasting and digital displays business, severance costs of $0.1 million, professional fees for Sarbanes-Oxley compliance and new systems and other consulting fees of $0.1 million, and higher employee benefits costs of $0.1 million, offset by lower project materials costs of $0.1 million and lower payments to consultants in the research and development group of $0.1 million.

At March 31, 2005 the Company had cash on hand of $1.2 million and working capital of $3.7 million. During the first quarter of 2005 net cash of $0.4 million was used by operations, including $0.3 million from changes in operating assets and liabilities. Cash of $1.26 million was used to retire early one-half of the Company's Series C Subordinated Convertible Debentures, as was previously reported. These debentures were originally scheduled to mature December 31, 2005. The maturity date for the balance of the debentures was extended to April 30, 2006.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the compact Micro-X to the blazing Hyper-X SD/HD, Chyron's exceptional Duet product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, ticker and telestration systems, and MOS newsroom integration solutions. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron has a unique, 30-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Net sales	$5,975	$5,760
Gross profit	3,499	3,518
Operating expenses:
Selling, general and administrative	3,001	2,410
Research and development	726	905
Total operating expenses	3,727	3,315
Operating (loss) income	(228)	203
Interest expense	(66)	(153)
Interest income	34	14
Other (expense) income, net	(16)	262

Net (loss) income	$ (276)	$ 326

Net (loss) income per share - basic and diluted	$(0.01)	$ 0.01

Weighted average number of common and
common equivalent shares outstanding:
Basic	41,329	40,716
Diluted	41,329	41,236

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$1,184	$2,855
Accounts receivable, net	4,470	3,388
Inventories, net	2,398	2,570
Other current assets	754	718
Total current assets	8,806	9,531
Non-current assets	704	774
Total assets	$9,510	$10,305

Liabilities and shareholders' deficit:
Current liabilities	$5,070	$5,758
Non-current liabilities	6,032	5,868
Total liabilities	11,102	11,626

Shareholders' deficit	(1,592)	(1,321)
Total liabilities and shareholders' deficit	$ 9,510	$10,305